Exhibit 99.1

Contact:
Susan Filyk Public Relations 210.308.1286 sfilyk@usfunds.com

June Falks

Public Relations

210.308.1202

jfalks@usfunds.com

For Immediate Release

U.S. Global Investors, Inc. Reports Results for Fiscal Year 2013

Company Plans to Streamline Costs and Reposition Products and Services

Company Continues Dividends and Share Repurchase Program

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SAN ANTONIO–August 28, 2013–U.S. Global Investors, Inc. (NASDAQ: GROW), a boutique registered investment advisory firm specializing in natural resources and emerging markets, today reported a net loss of $194,212, or (0.01) cent per share, on revenues of $18.7 million for the fiscal year ended June 30, 2013. In the fourth quarter of fiscal year 2013, the company had a net loss of $450,164, or (0.02) cents per share, on operating revenues of $3.7 million.

For the fiscal year 2012, U.S. Global recorded net income of $1.5 million, or 10 cents per share, on operating revenues of $24.0 million.

During fiscal 2013, average assets under management were $1.55 billion, compared to $2.06 billion in fiscal 2012. Assets under management at period end stood at $1.16 billion. As of June 30, 2012, assets under management were $1.62 billion.

“This year has been extremely challenging for gold equities, emerging markets and long-term bonds, which have negatively impacted our revenues. Our reflexive cost structure cannot adapt as swiftly as the 35 percent decline in gold equities, 8 percent decline in emerging markets and 3 percent decline in 10-year bonds that we saw in the first half of 2013,” says Frank Holmes, CEO of U.S. Global Investors, Inc. “During the same time period, there was no increase in yields on short-term Treasuries, creating a financial drain to support the yield of the money market funds. Therefore, we made the strategic decision to get out of the money market fund business, streamline costs and reposition our products and services to focus on our core competencies and passion.”

“Over the longer term, we believe these are very positive changes, even though the cost to restructure products and services will be in excess of $600,000. After these changes are implemented, they should lower fixed costs and improve cash flow, with a potential annual cost savings of approximately $1.2 million going forward,” says Holmes.

FY13 earnings, Page 2

August 28, 2013

Repositioning Fund Offerings to Focus on Core Competencies

With respect to the fund offerings, the funds’ board approved converting the U.S. Government Securities Savings Fund from a money market fund into an ultra-short U.S. government bond fund (pending shareholder approval) and merging the Tax Free Fund into the Near-Term Tax Free Fund. In addition, the funds’ board approved the liquidation of the U.S. Treasury Securities Cash Fund. The company intends to provide investors with an alternative money market fund offered by a third party.

“In June, following the Federal Reserve’s announcement that it may reduce its monetary easing, emerging markets, gold and resources sold off. From the beginning of 2013 through August 27, we saw the yield on the 30-year Treasury rise about 25 percent from 2.95 percent to 3.69 percent. The yield on a 30-year mortgage increased 30 percent over the same time, from 3.40 percent to 4.45 percent,” says Holmes. “Yet money market rates stayed near zero, essentially unchanged, remaining unattractive to savers and creating a financial burden to continue to support money market funds in the anticipation that rates will rise.”

The company expects to continue streamlining and liquidating small funds that are unprofitable or merging them with other funds for economies of scale.

“Unless you have economies of scale, the costs of opening, maintaining and closing open-end funds have become exceedingly expensive,” says Holmes.

In addition, the company filed to enter the exchange-traded fund business, with the intention of launching enhanced index ETFs that use dynamic factor models.

“This filing allows the company to enter a relatively new and growing market and offer products that are in high demand. ETFs have been a disruptive technology to the mutual fund industry, especially for resources and emerging markets funds. Over the past five years, we’ve seen a massive shift into ETFs, with assets growing 151 percent, compared to mutual fund assets, which have increased only 36 percent,” says Holmes. “We believe our extensive expertise in investing in gold and resources brings an uncommon perspective to the ETF platform.”

Transfer Agency to be Outsourced

The company recommended and, on August 23, 2013, the board of trustees of U.S. Global Investors Funds approved that the transfer agency services be outsourced to a third party via a conversion that is projected to be complete by December 2013.

“We expect the transition to be relatively seamless to the funds’ shareholders as the transfer agency platform will not change. Moreover, our fund investors will be able to benefit from economies of scale, as the ongoing regulatory and compliance costs are onerous,” says Holmes.

Share Repurchase Program and Continued Strong Cash Position

As of June 30, 2013, the company continued repurchasing outstanding stock, totaling 55,052 class A shares using cash of $173,608. The company is using an algorithm to purchase shares on down days, following the rules and regulations that restrict the amounts and times when shares can be purchased on any one day, such as at the opening of the day and in the last half-hour of trading. The share repurchase plan expires at the end of the calendar year 2013 but may be suspended or discontinued at any time.

FY13 earnings, Page 3

August 28, 2013

“In addition to buying back GROW shares, we continue to look for future accretive acquisition and investment opportunities to strengthen our business, focusing on improving our return on capital,” says Holmes. “We’re pleased with the partnership that we’ve made with Toronto-based Galileo Global Equity Advisors, as its flagship fund continues to be attractive to investors because of its 5-star rating from Morningstar and monthly dividends.”

U.S. Global’s strong cash position as a percentage of the capital structure provides adequate liquidity, buffers the company from market volatility and allows the company to pursue potential investment opportunities. The company had net working capital of approximately $23.3 million at the end of fiscal year 2013. Cash and cash equivalents totaled $18.1 million and marketable securities totaled $13.8 million as of June 30, 2013. The company has had no long-term debt since 2004 and owns its headquarters building.

U.S. Global Continues GROW Dividends During Fourth Calendar Quarter of 2013

The company will continue its payment of monthly dividends in the fourth calendar quarter of 2013.

The company’s board of directors approved payment of the $0.005 per share per month dividend beginning in October 2013 and continuing through December 2013. The record dates are October 7, November 11 and December 9, and the payment dates will be October 22, November 25 and December 23.

At the end of this period, the company will have paid monthly dividends for more than six years. At the July 30, 2013, closing price of $2.11, the $0.005 monthly dividend equals a 2.8 percent yield on an annualized basis.

The continuation of future cash dividends will be determined by U.S. Global’s board of directors, at its sole discretion, after review of the company’s financial performance and other factors, and is dependent on earnings, operations, capital requirements, general financial condition of the company and general business conditions.

Market Commentary

“Commodities remain one of the most unappreciated areas of the market today, with fund managers holding an extremely underweight position that hasn’t been seen since late 2008,” says Holmes. “However, data suggests that as expectations of an economic recovery grow, rates will rise and in this environment, commodities and energy and materials stocks have historically rallied.”

As outlined in U.S. Global’s Special Commodities Report, research from William O’Neil & Co. has found that six months prior to the initiation of rate increases, as well as during the period of rate increases, energy and materials stocks historically have been among the best performers compared to individual U.S. sectors and the broader market indices.

FY13 earnings, Page 4

August 28, 2013

“Investors’ current underweight in commodities bears a striking resemblance to late 2008 and early 2009, which was shortly before commodities and commodities stocks experienced a dramatic recovery,” says Holmes.

In the first half of the year, investors also sold out of financial gold, as $18 billion left the SPDR Gold Shares ETF.

“Gold moved from the weak hands of ETF investors to the strong hands of buyers who prefer the physical metal,” says Holmes. “All over the world we saw a record level of gold coins and bars get scooped up.”

On one day alone in April, 63,500 ounces were purchased from the U.S. Mint. At the same time, in Bangkok, Thailand, crowds of buyers were filling stores, eagerly waiting in multiple lines to purchase gold jewelry and coins.

The most impressive data came from China. Over the first six months of the year, gold imports into China totaled 1,098 metric tons, compared to 1,139 tons for 2012. In fact, China’s gold demand was so significant that the physical gold delivered on the Shanghai Gold Exchange through June totaled almost all of the official gold reserves in China and about half of the world’s gold production for the year.

“I believe millions of people across Asia and the Middle East will continue to express their love for the precious metal through the giving of gold coins and jewelry for momentous occasions,” says Holmes. “We look forward to the reigniting of gold’s Love Trade as the yellow metal enters its historical period of seasonal strength with Ramadan in July, followed by the Indian Festival of Lights, wedding season, Christmas and Chinese New Year. We have often published on the impact of this powerful seasonal pattern on www.usfunds.com.”

When such a precipitous plummet happens, fear sometimes overrides the fundamental reasons to own gold. Gold is a portfolio diversifier and a store of value. It is a finite resource with increasing global demand.

“I co-authored a book on gold five years ago based on a lifetime of experience with the metal. My advice hasn’t changed: When it comes to gold, moderation is key. Don’t try to get rich with the metal because the corresponding risk is simply too high,” says Holmes.” “Limit your exposure to gold as an asset class to 10 percent of your portfolio—no more than 5 percent in bullion and 5 percent in equities. Rebalance each year to keep that level of exposure and use volatility to your advantage.”

FY13 earnings, Page 5

August 28, 2013

Earnings Webcast Information

The company has scheduled a webcast for 7:30 a.m. Central time on Thursday, August 29, 2013, to discuss the company’s key financial results for the fiscal year. Frank Holmes, CEO and chief investment officer, will be accompanied on the webcast by Susan McGee, president and general counsel, and Lisa Callicotte, chief financial officer. Click here to register or visit www.usfunds.com. The earnings presentation can also be accessed by dialing 1 (800) 446-1671. The confirmation number is 35533213. Please dial in at least 5 minutes prior to the start of the call.

Selected financial data (unaudited):

	Three months ended
	6/30/2013	3/31/2013	6/30/2012
Operating Revenues	$3,769,789	$4,788,332	$4,874,251
Operating Expenses	4,346,333	4,686,484	4,761,947

Operating Income (loss)	(576,544)	101,848	112,304
Other income (loss)	(82,990)	(16,081)	(233,217)
Tax expense (benefit)	(209,370)	44,600	(5,309)

Net income (loss)	$(450,164)	$41,167	$(115,604)

Earnings (loss) per share (basic and diluted)	$(0.02)	$0.00	$(0.01)
Avg. common shares outstanding (basic)	15,477,333	15,490,020	15,456,056
Avg. common shares outstanding (diluted)	15,477,333	15,490,020	15,456,056
Avg. assets under management (billions)	$1.30	$1.56	$1.72

Selected financial data for fiscal year:

	2013	2012
Operating Revenues	$18,665,250	$24,027,570
Operating Expenses	19,106,805	21,351,222

Operating Income (loss)	(441,555)	2,676,348
Other income (loss)	262,567	(176,961)
Tax expense	15,224	968,953

Net income (loss)	$(194,212)	$1,530,434

Earnings (loss) per share (basic and diluted)	$(0.01)	$0.10
Avg. common shares outstanding (basic)	15,482,612	15,441,464
Avg. common shares outstanding (diluted)	15,482,612	15,441,582
Avg. assets under management (billions)	$1.55	$2.06

FY13 earnings, Page 6

August 28, 2013

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About U.S. Global Investors, Inc.

U.S. Global Investors, Inc. (www.usfunds.com) is a registered investment adviser that focuses on profitable niche markets around the world. Headquartered in San Antonio, Texas, the company provides advisory and other services to U.S. Global Investors Funds and other clients.

With an average of $1.30 billion in assets under management in the quarter ended June 30, 2013, U.S. Global Investors manages domestic and offshore funds offering a variety of investment options.

Forward-Looking Statements and Disclosure

This news release and other statements by U.S. Global Investors may include certain “forward-looking statements” including statements relating to revenues, expenses and expectations regarding market conditions. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “opportunity,” “seeks,” “anticipates” or other comparable words. Such statements involve certain risks and uncertainties and should be read with corporate filings and other important information on the company’s website, www.usfunds.com, or the Securities and Exchange Commission’s website at www.sec.gov.

These filings, such as the company’s annual report and Form 10-K, should be read in conjunction with the other cautionary statements that are included in this release. Future events could differ materially from those anticipated in such statements and there can be no assurance that such statements will prove accurate and actual results. The company undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise.

The Galileo Funds are not offered for sale in the United States.